EXHIBIT 99.1

NEWS RELEASE

 Texas Rare Earth Resources Corp., 304 Inverness Way South, Suite 365, Englewood, CO  80112
For more information contact:
Company:	Investor Relations:
K Marc LeVier, President & CEO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: 303.597.8737	Phone: 716.843.3908
Email: mlevier@texasrareearth.com	Email: dpawlowski@keiadvisors.com

Texas Rare Earth Resources Expanding Exploration Program
for Heavy Rare Earth Elements at Round Top Project

•	Board approves increasing exploration budget to $8.8 million following successful financing in June

•	Positive aeromagnetic survey extends drilling program into apparent expanse of rhyolite structure previously unidentified

SIERRA BLANCA, TX and DENVER, CO, August 23, 2011-- Texas Rare Earth Resources Corp. (the “Company”) (OTCQB: TRER), a heavy rare earths exploration and development company, announced today that it is expanding its exploration program at its Round Top rare earth—beryllium-uranium project in West Texas over the next twelve months into three phases and over a broader area based on the recent, encouraging aeromagnetic survey results.  Independently published data indicates that the Round Top project may contain approximately 1.6 billion metric tons of rhyolite host rock containing rare earth minerals with potentially a 70% ratio of heavy to total rare earth minerals.

Measurable Progress Made to Advance the Round Top Project to the Resource Definition Stage

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On July 11, 2011, the Company initiated an exploratory drilling program at its Round Top project that initially consisted of approximately 12,000 feet of reverse circulation drilling. This drilling was planned to twin certain historic drill holes, infill drill between existing holes, and step out to define the margins of the potential deposit. To date, 18 holes have been completed with the 19th presently at 480 feet, for a total of 7,321 feet drilled.  Approximately 16 tons of rhyolite have been recovered and the material is being prepared for chemical analysis at a commercial analytical laboratory.  There are approximately 27 additional drill holes sited for this phase of drilling.  Average depth of these holes and the volume of metallurgical sample are expected to increase as drilling progresses to higher elevations on Round Top Mountain.  The Company estimates that the original 12,000 feet of planned drilling will be increased during this phase.  Round Top Mountain was originally drilled in the mid 1980’s, and the Company has been re-logging and re-analyzing 82,000 feet of historical drilling.

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In July, Aeroquest Airborne completed approximately 600 kilometers of Tri-Axial Magnetic Gradiometer airborne survey over Round Top Mountain and the surrounding area.  Preliminary results announced on August 16, 2011 indicated greater expanse of rhyolite in the subsurface than originally expected.  A strong northwest-southeast trending magnetic anomaly is present below Round Top Mountain and extends under alluvium to the northwest and to the southeast extends under the gravel covered valley. This data exceeds the Company’s initial expectations for the rare earth mineralization potential of the Round Top

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Texas Rare Earth Resources Expanding Exploration Program for Heavy Rare Earth Elements at Round Top Project
August 23, 2011

project area. The data defines at least four additional drill targets to the east and to the northwest of Round Top Mountain.

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The Company has commissioned a detailed gravimetric survey of the Round Top project area and it is expected that the combination of the gravimetric survey with the aerometric survey will better define drill targets both for additional masses of mineralized rhyolite and for possible limestone-fluorite-rare earth minerals replacement mineralization in the favorable limestone at depth.

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A supplementary operating plan is being prepared to extend the drilling program to test these magnetic features and to better define the volume of mineralized rhyolite at the Round Top project.  The supplementary plan will be submitted to the Texas General Land Office for approval.  The Company intends to be able to begin to model the Round Top project.

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In August, Texas Rare Earth Resources added Anthony Garcia as Senior Vice President of Project Development, to oversee the Company’s efforts at the Round Top project.  Mr. Garcia, who has more than 20 years of project/engineering management, design, and field experience in the mining and metals industry, was most recently a Value Assurance Senior Director for Newmont Mining (NYSE: NEM), where he oversaw the review of 35 projects in Newmont’s pipeline.

Marc LeVier, President and Chief Executive Officer of Texas Rare Earth Resources commented, “Given the early results from our initial drilling program, the favorable aeromagnetic survey, and now having a talented and very capable person in Anthony overseeing the development at the Round Top project, management and the Board made the strategic decision to accelerate our exploration capital plan.  Initially, we projected our exploration costs to be approximately $2.2 million over a twelve-month period beginning in June 2011.  Our exploration budget now is for approximately $9 million for fiscal 2012 on exploration-related and project advancement activities.  We are extremely encouraged with our progress and the potential of this large, heavy rare earth minerals project.”

The Company’s cash balance at July 31, 2011 was $17.35 million compared with $17.7 million at June 30, 2011 and $9.8 million at May 31, 2011.  The increase from the May balance was due to the receipt of $9.2 million in June of the total $15.6 million received through the successful completion of the second stage of financing that was previously announced in January and February 2011.

About Texas Rare Earth

Texas Rare Earth Resources Corp.'s primary focus is exploring and developing its Round Top rare earth—beryllium-uranium project which also includes niobium, tantalum and gallium.  The Round Top project is located in Hudspeth County, Texas, 85 miles east of El Paso, Texas.  Independently published data indicates the property may contain approximately 1.6 billion metric tons of rhyolite host rock containing rare earth minerals with potentially a 70% ratio of heavy to total rare earth minerals.  Prior exploratory work also indicates what the Company believes to be a potentially large, high-grade beryllium mineralization.  Uranium mineralization is also present in the deposit.  The Company’s common stock trades on the OTCQB Market tier under the symbol “TRER.”

For more information on Texas Rare Earth Resources Corp., visit its website at http://www.texasrareearth.com.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce.  Our Round Top rare earth-beryllium-uranium project currently does not contain any known proven or probable ore reserves under SEC reporting standards and our reference above to the metric tons of rhyolite contained at the project is a reference only to estimated in-place tonnage.  U.S. investors are urged to consider closely the disclosure in our latest reports and registration statements filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.

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Texas Rare Earth Resources Expanding Exploration Program for Heavy Rare Earth Elements at Round Top Project
August 23, 2011

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Texas Rare Earth Resources expects or anticipates will or may occur in the future, including such things as the potential development of the Round Top rare earth—beryllium-uranium project, estimates of mineralized material, the potential expansion of estimated rhyolite in the Round Top project area based on further drilling on targets developed from the aeromagnetic survey, the expected results on the current and future drilling programs at the Round Top project, the expected timing and results of the expanded drilling program, the expected timing and results of three dimensional inversion modeling, the timing and results of the close spaced gravimetric survey, the potential positioning of the Company to be a leading, global low-cost producer of rare earth minerals, the potential ratio of heavy to total rare earth minerals present at the Round Top project, the number of metric tons of rhyolite contained at the Round Top project  and other such similar matters are forward-looking statements.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes,” “believe,” “may,” “will,” “if, “anticipate” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Texas Rare Earth Resources to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of mineralized material estimates, risks relating to completing drilling and metallurgical testing at the Round Top project, risks related to the timing and completion of the three dimensional inversion modeling and close spaced gravimetric survery, risks related to project development determinations, risks related to fluctuations in the price of rare earth minerals, the inherently hazardous nature of mining-related activities, potential effects on Texas Rare Earth Resource’s operations of environmental regulations, risks due to legal proceedings, risks related to uncertainty of being able to raise capital on favorable terms or at all, as well as those factors discussed under the heading “Risk Factors” in Texas Rare Earth Resource’s latest annual report on Form 10-K as filed on February 8, 2011, as amended, April 19, 2011, and other documents filed with the U.S. Securities and Exchange Commission.  Although Texas Rare Earth Resources has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Texas Rare Earth Resources assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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